Exhibit 5.10

CONSENT OF EBA ENGINEERING CONSULTANTS LTD.

In connection with the material change report of Avalon Rare Metals Inc. (the “Company”) dated April 29, 2013 (the “MCR”) which included reference to our name in connection with environmental studies and permitting and social or community impact assessment for the Nechalacho Rare Earth Elements Project, the undersigned hereby consents to the reference of our name in the MCR and information derived from the MCR included in or incorporated by reference into the Registration Statement on Form F-10 originally filed by the Company with the United States Securities and Exchange Commission on August 21, 2013 and any amendments thereto and into the prospectus included therein.

EBA Engineering Consulting Ltd. /s/ Richard A.W. Hoos________________ Name: Richard A.W. Hoos, M.Sc. R.P.Bio Title: Principal Consultant, Mining Group

Date: September 10, 2013